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                                                                   EXHIBIT 10.34

            AMENDED AGREEMENT FOR THE SALE OF THERMAL ENERGY BETWEEN
              NORTHERN STATES POWER COMPANY AND NORENCO CORPORATION

        This Agreement, effective as of the first day of January, 1983, between Northern States Power Company, a Minnesota corporation (hereinafter referred to as "NSP") and Norenco Corporation, a Minnesota corporation (hereinafter referred to as "NORENCO"), a wholly owned subsidiary of NSP, such parties hereinafter referred to individually as "party" or collectively as "parties", supersedes and replaces the original agreement between the parties which was executed on February 8, 1983.

                                   WITNESSETH

         Whereas, NSP owns and operates the High Bridge Steam-Electric Generatinq Plant located in St. Paul, Minnesota comprising boilers B9, B10, B11 and B12 which supply steam to turbine-generators T3, T4, T5 and T6, respectively. Boiler B9 or B10 can serve either turbine T3 or T4; and

         WHEREAS, NSP desires to sell steam to NORENCO from boilers B9 and B10, and NORENCO desires to purchase such steam from NSP to resell to Champion International Corporation (hereinafter "Champion") which owns and operates a paper mill in Saint Paul, Minnesota, pursuant to a steam supply agreement dated August 30, 1982; and

         WHEREAS, it is the intention of NSP and NORENCO that NORENCO reimburse NSP for all of NSP's incremental costs associated with the sale of steam to NORENCO.
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         NOW THEREFORE, in consideration of the mutual covenants, stipulations and agreements herein contained, the parties hereby covenant, stipulate and agree as follows:

                          I. Term-Effective Date

                 1.1 This Agreement shall be effective on January 1, 1983, and shall extend through December 31, 2002.


                           II. Conditions of Service

                 2.1 Steam sales from NSP's High Bridge Plant to NORENCO normally will be interrupted within two hours after any oil-fired peaking is required on NSP's system to meet system capacity requirements. Under system emergencies as determined by NSP System Operations, boilers B9 and B10 will be released immediately for electric generation.

                 2.2 At NSP's option, NORENCO may purchase steam from NSP after any such oil-fired peaking is required. NORENCO will then reimburse NSP for the incremental cost associated with replacement energy.

                 2.3 NORENCO shall make all modifications, adjustments, and additions to NSP's existing boilers, pipes, valves, meters, controls, coal handling and storage systems, buildings, yards, tracks and all other equipment and machinery (collectively called Generating Equipment) at the High Bridge Plant necessary to produce steam of the quality specified and in the quantity required by this Agreement, (herein sometimes referred to as Useable Steam).

                 2.4 NORENCO shall obtain all necessary franchises, licenses, permits, rights of way or easements and purchase,


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construct and install a transmission system which will connect boilers B9 and
B10 to the Champion paper mill. The transmission system (herein called the Supply Line) shall include all pipes, pumps, valves, meters, controls, wires, insulation and other equipment necessary to:

                 (a) transport Useable Steam from the High Bridge Plant to the Champion paper mill.

                 (b) transport condensate and make-up water of the quality and in the quantity required by this Agreement from the paper mill to the High Bridge Plant; and

                 (c) provide for control of steam and communications between the High Bridge Plant and the paper mill.

         2.5 Throughout the Term of this Agreement NORENCO shall obtain, renew, and maintain all licenses, permits and other governmental authorizations necessary to furnish steam through the Supply Line. NSP shall use its best efforts to change rules, regulations, laws or ordinances which would prevent NSP from furnishing steam hereunder.

         2.6 Throughout the Term of this Agreement NSP shall own, operate, maintain, repair, and adjust the Generating Equipment. NSP will not purchase any equipment not required for electric generation.

         2.7 Throughout the Term of this Agreement, NORENCO shall own and pay for the incremental cost of the operation, maintenance, repair and adjustment of NORENCO-purchased equipment installed on NSP property. At NORENCO's cost, NSP

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shall, throughout the Term of this Agreement, operate, maintain and repair
NORENCO-purchased equipment installed on NSP property.

         2.8 NORENCO shall not, by reason of this Agreement or the termination of this Agreement or the payments made pursuant to this Agreement, acquire title or ownership in or to the generating equipment of the High Bridge Plant.

         2.9 NSP shall use its best efforts to produce and deliver to NORENCO and NORENCO shall use its best efforts to purchase and accept from NSP all of NORENCO's steam requirements at the Champion paper mill during the Term; provided, however:

                 (a) NSP shall not be required to produce and deliver nor shall NORENCO be required to purchase and accept more than 4,000,000 Million BTU's of Useable Steam during any fiscal year;

                 (b) NSP shall use its best efforts to produce and deliver and NORENCO shall use its best efforts to purchase and accept the Annual minimum quantity of Useable Steam each fiscal year. The Annual Minimum quantity is expected to be 2,640,000 million BTU's; and

                 (c) NSP shall use its best efforts to produce and deliver steam for at least 347 days per year. NSP and NORENCO shall use their best efforts to coordinate inspections, maintenance and repairs to their respective facilities.

         2.10 All steam produced and delivered from boiler B9 or B10 shall meet the following specifications when

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measured at the delivery point:

                 (a) Temperature: 790 degrees F with variations required for load control.

                 (b) Pressure: 850 pounds per square inch gauge (PSIG) with variations required for load control.

                 (c) Steam flow rate shall be from 250,000 pounds per hour to 430,000 pounds per hour.

         2.11 Delivery point as used in Article II of this Agreement shall be the point where the steam exits the steam conditioning valve and enters the Supply Line at High Bridge.

         2.12 During each fiscal year of the Term of this Agreement, NORENCO shall provide 100% of the water necessary to produce steam for NORENCO at the High Bridge Plant by delivering to NSP the condensate return water. (NORENCO shall pay for the water to initiate steam production.) NORENCO shall return the condensate in a condition acceptable for 850 PSIG boilers.

                                  III. Billing

         3.1 NSP will bill NORENCO by the 20th of the month following the month in which the costs were incurred. Each month's bill shall be increased by 1% to cover handling costs, working capital and miscellaneous costs.

         3.2 NORENCO will pay NSP no later than 10 days following the date of NSP's bill. Interest shall accrue on payments which are overdue at the daily commercial prime rate in effect at the Northwestern National Bank of Minneapolis from the date that interest first accrues.

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         3.3 NSP will provide NORENCO with a cost component schedule along with its bill similar to that shown in Table 1.

         3.4 The total monthly cost billed shall be calculated pursuant to
Article IV of this Agreement.

                              IV. Cost of Service

         For any steam delivered to NORENCO by NSP, the following costs shall be recovered by NSP from NORENCO. The calculation of these costs includes the use of coefficients which are to be updated at least annually by NSP. The costs recovered by NSP are to be reviewed annually by NSP to ensure that the provisions of this Agreement recover all appropriate costs. Corrections to billings will be made if it can be demonstrated by either party to the other party's satisfaction that the monthly payments made by NORENCO to NSP are in error by at least plus or minus 1%. Any corrections to billings will be consistent with the incremental cost approach.

         4.1 Fuel Cost

                 4.1.1 NORENCO will provide NSP with a monthly estimate of steam to be produced and delivered from the NSP High Bridge Plant to satisfy NORENCO thermal energy requirements. The nature and timing of these estimates will be specified in writing by NSP.

                 4.1.2 NSP will determine the amount of coal required to produce the quantities of steam identified in paragraph 4.1.1. The quantities of coal so calculated and schedules proposed to deliver such quantities will be provided to NORENCO.

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                 4.1.3 Any quantities of coal identified in Section 4.1 will not decrease the quantities of coal available for NSP electric generation from long term coal supply agreements executed for the purpose of supplying coal for electric generation.

                 4.1.4 The coal required to produce steam for the benefit of NORENCO may be stored in the NSP High Bridge coal storage area.

                 4.1.5 NSP will provide to NORENCO monthly fuel inventory reports for fuel used to produce steam for sale to NORENCO. These reports will include beginning of month coal on hand for NORENCO, coal delivered during the month for NORENCO, coal consumed during the month for NORENCO and coal on hand at the end of the month for NORENCO. These reports will be in a format shown in Table 2.

                 4.1.6 NORENCO will pay NSP for the actual cost per MMBTU of coal (including retroactive adjustment) as delivered to High Bridge for NORENCO. The cost per MMBTU will be determined from the delivered cost per ton and the heat value of the coal as determined by NSP's Fuel Supply Department and NSP's Coal Testing Laboratory. NORENCO will reimburse NSP for any adjustments charged to NSP for fuel quality and for High Bridge coal handling charges for NORENCO coal.

         4.2 Incremental Maintenance Cost
               Each month, NORENCO shall pay NSP for the cost

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of incremental maintenance as calculated using NSP Power Production's incremental maintenance coefficient.

         4.3 Incremental Auxiliary Cost

         Each month, NORENCO shall pay NSP for the cost of incremental auxiliary electrical power useage at High Bridge as calculated using the average incremental system generation cost for that month.

         4.4 Incremental No Load Maintenance Cost

                 4.4.1. Each month, for those hours that boiler B9 is in thermal only service by NORENCO, NORENCO shall pay NSP the incremental cost of no load maintenance as calculated using NSP Power Production's no load operation and maintenance coefficient.

                 4.4.2 Each month, for those hours that boiler B10 is in thermal only service by NORENCO, NORENCO shall pay NSP the incremental cost of no load maintenance as calculated using NSP Power Production's no load operation and maintenance coefficient.

         4.5 Incremental No Load Auxiliaries

                 4.5.1 Each month, for those hours boiler B9 is in thermal only service for NORENCO, NORENCO shall pay NSP an amount equal to that month's average system incremental generation cost times that month's no load electrical consumption by boiler B9.

                 4.5.2 Each month, for those hours boiler B10 is in thermal only service for NORENCO, NORENCO shall pay NSP an amount equal to that month's average system incremental

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generation cost times that month's no load electrical consumption by boiler
B10.

         4.6 Ash Disposal

                 4.6.1 Ash disposal costs for High Bridge are accumulated in FERC Account 152 (NSP Account 61.01.36).

                 4.6.2 The monthly charges to account 61.01.36 will be prorated between NORENCO and NSP on the basis of monthly coal burned for NORENCO and coal burned for electric generation at High Bridge as reported per Table 2. This charge shall also include an incremental ash disposal site development cost for NORENCO ash.

         4.7 Energy Management System Costs

                 4.7.1 Replacement Energy

                 4.7.1.1 The cost of replacement energy is calculated as the difference in the cost of NSP generation and purchases to supply NSP native requirements with and without the supply of steam to NORENCO. The change in NSP generation cost will include the changes in fuel and maintenance for startup and hours of operation, and the incremental ash disposal cost. The change in billing cost for purchases with and without the supply of steam to NORENCO will also be used in the calculation.

                 4.7.1.2. Without NORENCO's thermal requirements, less efficient units may be dispatched prior to the use of Units 3 and 4 at High Bridge. With NORENCO's thermal requirements, when NSP interrupts thermal service for electrical production on Units 3 and 4, energy costs may be avoided by NSP because these units are available immediately.

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This credit will be reflected appropriately in determining replacement energy costs.

                 4.7.1.3 The cost of replacement energy shall be calculated using NSP System Operation's computer program. The capacity effect on either turbine T3 or T4 shall be considered hourly by that program. The capacity effect of turbines T3 and T4 shall reflect actual plant conditions as evaluated by NSP Power Production.

                 4.7.2 Sales of Electricity for Resale

         NORENCO will be charged monthly for incremental costs associated with the loss of the opportunity to sell electricity for resale due to NORENCO's thermal requirements. This incremental cost is the estimated lost revenues from sales for resale from High Bridge Units 3 and 4 minus the estimated avoided electrical production costs, had this energy been generated at High Bridge Units 3 and 4.

         4.8 Flame Stabilization

                 4.8.1 NORENCO will be charged for any incremental flame stabilization due to thermal operations. For oil flame stabilization the cost will be calculated as follows:

Cost =  Gallons of oil used for              x     Oil cost per
        NORENCO flame stabilization                gallon

                 4.8.2 For gas flame stabilization, the cost will be calculated as follows:

Cost =  Millions of Btu of gas               x     Gas cost per
        used for NORENCO flame                     million Btu
        stabilization.

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            4.8.3 The High Bridge Plant will report monthly the gallons of oil and the millions of Btu's of gas used for flame stabilization for thermal only service on boilers B9 and B10.

      4.9 Incremental Operating Cost

            Any additional overtime or operating personnel shall be reported and charged to NORENCO.

      4.10 Thermal Equipment Operation and Maintenance

            Any operation or maintenance of thermal only equipment (equipment installed for thermal use only) will be charged on separate work orders to NORENCO.

      4.11 Standby No Loads

            If NORENCO desires an additional boiler on line for backup, the no load costs specified in 4.4 and 4.5 will be charged to NORENCO for those hours that the backup boiler is used for thermal only service.

      4.12 Supply of Gas or Oil

            If NSP supplies any oil or natural gas to NORENCO, NORENCO shall reimburse NSP for replacement cost of that oil or natural gas including appropriate carrying and handling charges.

      4.13 Cold Start Credits and Costs

            Since NORENCO's use of boilers B9 and B10 for thermal service to Champion will result in considerably fewer boiler cold starts than otherwise would be the case, the cost credit associated with such reduction in cold starts will be assumed to offset any startup costs of boilers B9 and B10


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caused by NORENCO.

      4.14 Administrative and General Costs

            Administrative and general costs are covered by the Administrative Services Agreement dated January 1, 1983, and any amendments thereto, between NSP and NORENCO.

                                  V. LIABILITY

      5.1 NORENCO shall hold harmless and indemnify NSP from any and all claims, loss, damage or liability, including injury to and death of persons, caused directly or indirectly by the steam or the use of NORENCO's facilities after the delivery of steam to NORENCO other than those resulting solely from the negligence of NSP or its agents or employees (excluding persons assigned to NORENCO on a full-time basis). NSP likewise shall hold harmless and indemnify NORENCO from any and all claims, loss, damage or liability, including injury to and death of persons, caused directly or indirectly by steam or the use of NSP's facilities before the delivery of steam to NORENCO other than those resulting solely from the negligence of NORENCO or its agents or employees (including those persons assigned to NORENCO on a full-time basis).

      5.2 Notwithstanding any other provision of this Agreement, neither NSP nor NORENCO in any event shall be liable to the other, whether arising under contract, tort (including negligence), or otherwise, for claims of customers or any other third parties, or for loss of use of capital or revenue, or for loss of anticipated profits, or for


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any other special, indirect, incidental or consequential loss or damage of any nature arising at any time or from any cause whatsoever

      5.3 No provision of this Agreement shall in any way inure to the benefit of any third person including the public at large) so as to constitute any such person a third party beneficiary of this Agreement or of any one or more of the terms hereof, or otherwise give rise to any cause of action in any person not a party hereto.

      5.4 The provisions of this section shall apply notwithstanding any other provisions of this Agreement or of any other agreement.

      5.5 The provisions of this section and of any other sections of this Agreement providing for limitation of or protection against liability shall apply to the full extent permitted by law and regardless of fault and shall survive the expiration or termination of this Agreement.

                            VI. CONTINUITY OF SERVICE

      6.1 NSP shall not be liable to NORENCO for its failure to deliver steam, and NORENCO shall not be liable to NSP for its failure to receive steam, when such failure on the part of either party shall be due to accident to or breakage of pipelines or equipment, fires, floods, storms, weather conditions, strikes, lockouts or other industrial disturbances, riots, legal interference, acts of God or public enemy, shutdowns for necessary repairs and maintenance, or, without limitation by enumeration, any other


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cause beyond the reasonable control of the party failing to deliver or receive steam provided such party shall promptly and diligently take such action as may be necessary and practicable under the then existing circumstances to remove the cause of failure and resume the delivery or receipt of steam.

      Furthermore, NSP shall not be liable for its failure to deliver steam provided that such failure is (i) due to any scheduled or unscheduled maintenance shutdown of boilers B9 and/or B10 or (ii) due to operating conditions on boiler B9 or B10 and turbine T3 or T4 that warrant curtailment of the delivery of steam to NORENCO. NSP shall have the sole right to determine when those conditions exist. NSP and NORENCO shall cooperate with each other regarding maintenance and steam service curtailment, and shall use their best efforts to coordinate inspections, maintenance and repairs to their respective facilities. NSP shall provide NORENCO with as much advance notice as possible of scheduled interruption or curtailment of steam service.

                               VII MISCELLANEOUS

      7.1 This Agreement shall bind and inure to the benefit of the respective successors and assigns of the parties hereto, and any reference to any of the parties hereto shall be deemed to include all successors and assigns. Notwithstanding the foregoing, no assignment shall relieve a party of its duties and obligations to the other party under


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this Agreement if the assignee defaults in such duty or obligation, unless such other party consents to the novation in writing.

      7.2 Unless designated otherwise in writing, all notices from NORENCO to NSP shall be delivered to:

            D. E. Gilberts
            Senior Vice President-Power Supply
            Northern States Power Company
            414 Nicollet Mall
            Minneapolis, MN 55401

      Unless designated otherwise in writing, all notices from NSP to NORENCO shall be delivered to:

            H.S. Wick, Jr.
            Vice President
            Norenco Corporation
            414 Nicollet Mall
            P.O. Box 1396
            Minneapolis, MN 55440

      7.3 All payments and reimbursements required to be made by NORENCO to NSP pursuant to this Agreement shall be directed to:

            Manager, General Accounting
            Northern States Power Company
            414 Nicollet Mall
            Minneapolis, MN 55401

      7.4 The costs and charges provided for herein are exclusive of any present or future federal, state, municipal or other sales or use tax with respect to the personnel covered hereby, or any other present or future excise tax upon or measured by the gross receipts from this transaction or any allocated portion thereof or by the gross value of the personnel covered hereby. If NSP is required by applicable law or regulations to pay or collect any such tax or


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taxes on account of this transaction or the personnel covered hereby, then such amount shall be paid by NORENCO in addition to the costs or charges provided for herein.

      7.5 This Agreement shall be construed in accordance with and be governed by the laws of the State of Minnesota.

      IN WITNESSETH WHEREOF, the parties hereto have caused this instrument to be executed by their respective officers thereunto duly authorized as of the day and year below written.



NORENCO CORPORATION                   NORTHERN STATES POWER COMPANY

By /s/ H. S. Wick                   By /s/ D.E. Gilberts
  --------------------------           --------------------------------
Its V.P. and Gen. Mgr.              Its Sr. Vice President Power Supply
   -------------------------            -------------------------------
Date 5/18/83                        Date 5/18/83
    ------------------------             ------------------------------

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Table 1                                         _________ Month   _____ Year

4.1)      FUEL  Fuel Delivered in Month                            = $ _________
4.2)      Incremental Maintenance   ______ MMBtu ________ $/MWHO   = $ _________
4.3)      Incremental Auxiliaries   ______ MMBtu ________ $/MWH    = $ _________
4.4)      No Load Maintenance    ______ Hours    ________ $/MWCAPO = $ _________
4.5)      No Load Auxiliaries    ______ Hours    ________ $/MWH    = $ _________
4.6)      Ash Disposal                                             = $ _________
4.7)      Energy Management System Costs                                      --
4.7.1)    Replacement Energy                                       = $ _________

          4.7.1.1   Costs
                    Fuel                  $ ___________
                    Maintenance           $ ___________
                    Startup               $ ___________
                    Fuel & Ash Handling   $ ___________
                    Other                 $ ___________

          4.7.1.2   Boiler Availability Credits     $ ___________

4.7.2)    Sales of Electricity for Resale                         = $ _________
4.8)      Flame Stabilization   _____ MMBtu gas   ______ gas cost = $ _________

                                _____ Gallons oil ______ oil cost = $ _________

4.9)      Incremental Operations   from time sheets               = $ _________

4.10)     Thermal Equipment O & M from work orders                = $ _________
4.11)     Standby No Loads              _______ hours             = $ _________

4.12)    Supply of Gas and Oil                                    = $ _________
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Table 2                                       ____________ Month __________ Year


HIGH BRIDGE FUEL
                                                     INVENTORY
                                                     ---------
                                         NSP Electric            NORENCO
                                         ------------            -------
                                      Tons      MMBtu       Tons        MMBtu



Fuel beginning of month
Fuel delivered during month
Fuel consumed during month*
Fuel onsite end of month




* For boilers B9 and Bl0, fuel consumed will be prorated between NSP Electric and NORENCO on the basis of measured integrated readings of steam flow to NORENCO and the turbine generators T3 and T4. Total coal consumption by boilers B9 and B10 will be measured using existing plant procedures and instrumentation. Differences in measured and estimated pile inventory on annual pile true-up will be prorated between NSP Electric and NORENCO on the basis of the recorded NORENCO and Electric inventory at the time of true-up.


                                               HIGH BRIDGE STEAM PRODUCTION
                                               ----------------------------
                                              NSP Electric            NORENCO
                                              ------------            -------
                                              T3       T4



Steam integrator beginning of month

Steam integrator end of month

Steam consumption
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                                  DEFINITIONS



Thermal Only Service                At any point in time High Bridge Boilers B9
                                    and B10 are either in a shutdown mode, a hot standby mode, a startup mode, or an operating mode. When those boilers would otherwise be in the shutdown mode with respect to system electric generation requirements, such boilers shall be deemed to be in thermal only service.



No Load Operation and               A coefficient calculated periodically by NSP
Maintenance Coefficient             Power Production which relates the annual
                                    maintenance cost of a generating unit to the energy output of the unit.


Average System Incremental          Each month, NSP Power Production calculates
Generation Cost                     its average incremental cost to generate
                                    electricity to meet NSP's native load
                                    requirements.